EXHIBIT 99.1

CAREER EDUCATION CORPORATION BOARD OF DIRECTORS AUTHORIZES

ADDITIONAL $100 MILLION FOR REPURCHASE OF STOCK

Schaumburg, Ill. (November 14, 2011) – Career Education Corporation (NASDAQ: CECO) today reported that its Board of Directors on November 11, 2011, authorized the use of an additional $100.0 million to repurchase outstanding shares of its common stock under the company’s stock repurchase program. This is in addition to the $153.3 million still available under its previously authorized stock repurchase program. Stock repurchases under this program may be made on the open market or in privately negotiated transactions from time to time, depending on factors including market conditions and corporate and regulatory requirements.

ABOUT CAREER EDUCATION CORPORATION

The colleges, schools and universities that are part of the Career Education Corporation (“CEC”) family offer high-quality education to a diverse student population of more than 100,000 students across the world in a variety of career-oriented disciplines through online, on-ground and hybrid learning program offerings. The more than 90 campuses that serve these students are located throughout the United States and in France, Italy, the United Kingdom and Monaco, and offer doctoral, master’s, bachelor’s and associate degrees and diploma and certificate programs.

CEC is an industry leader whose institutions are recognized globally. Those institutions include, among others, American InterContinental University (“AIU”); Brooks Institute; Colorado Technical University (“CTU”); Harrington College of Design; INSEEC Group (“INSEEC”) Schools; International University of Monaco (“IUM”); International Academy of Design & Technology (“IADT”); Le Cordon Bleu North America (“LCB”); and Sanford-Brown Institutes and Colleges. Through its schools, CEC is committed to providing high-quality education, enabling students to graduate and pursue rewarding career opportunities.

For more information, see CEC’s website at www.careered.com. The website includes a detailed listing of individual campus locations and web links to CEC’s colleges, schools, and universities.

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CONTACT

Investors:	Jason Friesen
Senior Vice President of Finance, Investor Relations and Treasurer
(847) 585-3899

Media:	Mark Spencer
Senior Director, Corporate Communications
(847) 585-3802